Exhibit 99.1

FOR IMMEDIATE RELEASE

LCC Contact:
Kenny Young
Senior Vice President and Chief Marketing Officer
kenny_young@lcc.com
+1.703.873.2075

LCC’s Sale of U.S. Deployment Business to Nokia is Completed

•	Transaction Completes One of LCC’s 2006 Strategic Milestones

McLean, VA, June 30, 2006 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key services, announced today the closing of Nokia’s (NYSE:NOK) acquisition of LCC’s U.S. deployment business. The agreement between the companies was originally announced June 5, 2006.

As part of the agreement, a number of LCC’s existing U.S. deployment contracts and assets used to support the U.S. deployment operation were transferred to Nokia. With the completion of this transaction, LCC can now direct its attention towards further achievements in reaching its 2006 objectives as outlined by Dean Douglas, LCC’s chief executive officer, earlier this year. LCC will continue to provide design, consultation and engineering services to Nokia.

“With the completion of this milestone, we are able to focus our U.S. efforts on providing our customers with the tools and services needed to maximize their investments in wireless technologies including emerging broadband networks. We are valued for our thought leadership, our focus on delivering the highest network performance and economic benefits. ” said Mr. Douglas. “LCC will continue its leadership role in providing advanced consultation and engineering services and assisting our customers with the delivery of 2G, 3G, and 3.5G and other broadband technologies and services,” concluded Douglas.

About LCC International, Inc.

LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC’s expected release of product and service offerings or expectations of receiving awards of additional business from current or prospective clients. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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